Exhibit 99.1

Contact:	Jennifer Rosa (216) 429-5037 Monica Martines (216) 441-7346

For release Friday, November 13, 2009

TFS Financial Corporation Announces Fourth Quarter and Year Ended September 30, 2009 Financial Results

(Cleveland, OH – November 13, 2009) – TFS Financial Corporation (NASDAQ: TFSL) (the “Company”), the holding company for Third Federal Savings and Loan Association of Cleveland, today announced quarterly and fiscal year results for the periods ended September 30, 2009.

The Company reported a net loss of $12.9 million for the three months ended September 30, 2009, compared to net income of $14.1 million for the three months ended September 30, 2008. This change was mainly attributed to an increase in the provision for loan losses in the fourth quarter, partially offset by an increase in net gain on the sale of loans and decreases in marketing services and income tax expense. Net income of $14.4 million was reported for the year ended September 30, 2009, compared to net income of $54.5 million for the year ended September 30, 2008. This change was attributed to increases in the provision for loan losses and non-interest expenses partially offset by increases in both net interest income and non-interest income and a decrease in income tax expense in the 2009 fiscal year period.

The Company recorded a provision for loan losses of $57.0 million for the three months ended September 30, 2009 and $9.0 million for the three months ended September 30, 2008. The provisions exceeded net charge-offs of $17.6 million and $7.4 million for the three months ended September 30, 2009 and 2008, respectively. The Company’s provision for loan losses was $115.0 million for the year ended September 30, 2009 and $34.5 million for the year ended September 30, 2008. The provisions recorded exceeded net charge-offs of $63.5 million and $15.8 million for the fiscal years ended September 30, 2009 and 2008, respectively. The increased provisions reflect the unprecedented level of net charge-offs over the past few quarters and the uncertain economic times that face many of our loan customers. A combination of various market conditions, mainly a decrease in home values and an increase in unemployment rates, have caused higher delinquencies and charge-offs in the loan portfolio. The market valuation allowance, which supplements historic loss factors used in determining an appropriate allowance level, has been expanded due to the magnitude and persistence of these negative trends. The allowance for loan losses was $95.2 million, or 1.02% of total loans receivable, at September 30, 2009, compared to $43.8 million, or 0.47% of total loans receivable, at September 30, 2008.

Non-performing loans increased by $82.9 million to $255.8 million, or 2.73% of total loans, at September 30, 2009 from $172.9 million, or 1.86% of total loans, at September 30, 2008. Of the $82.9 million increase in non-

performing loans for the twelve months ended September 30, 2009, $56.1 million occurred in the residential, non-Home Today portfolio, $21.0 million occurred in the residential, Home Today portfolio and $4.9 million occurred in the equity loans and lines of credit portfolio. The Home Today portfolio is an affordable housing program targeted toward low and moderate income home buyers, which totaled $291.7 million at September 30, 2009 and $303.2 million at September 30, 2008.

Net interest income increased by $10.2 million, or 5%, to $230.1 million for the year ended September 30, 2009 from $219.9 million for the year ended September 30, 2008. The increase resulted primarily from an improvement in our interest rate spread, which increased 25 basis points to 1.70% for the year ended September 30, 2009 from 1.45% for the year ended September 30, 2008.

Non-interest income increased $19.6 million, or 41%, to $67.4 million for the year ended September 30, 2009 from $47.8 million for the year ended September 30, 2008. This increase primarily resulted from a $29.0 million increase in net gain on the sale of loans, offset by a $4.3 million reduction of income on private equity investments and a $3.9 million reduction in fees and service charges, net of amortization.

Non-interest expense increased $10.9 million, or 7%, to $162.4 million for the year ended September 30, 2009 from $151.5 million for the year ended September 30, 2008. The increase primarily resulted from a $13.5 million increase in federal insurance premiums. Marketing services decreased $7.0 million as a result of a reduction in the amount and cost of advertising, as the level of promotional programs targeting equity lending products was moderated pending the attainment of a more stable economic environment.

Total assets decreased by $187.6 million, or 2%, to $10.60 billion at September 30, 2009 from $10.79 billion at September 30, 2008. The reduction in assets was the result of decreases in the mortgage loans held for sale portfolio and investment securities, which were partially offset by an increase in other interest earning cash equivalents.

Cash and cash equivalents increased $174.7 million, or 132%, to $307.0 million at September 30, 2009 from $132.4 million at September 30, 2008. This increase is the result of successful deposit gathering programs combined with the cash flows from maturing investment securities and loan sales in the secondary market.

Our net loans held for investment increased $10.8 million, or less than 1%, to $9.22 billion at September 30, 2009 from $9.21 billion at September 30, 2008.

Deposits increased $309.4 million, or 4%, to $8.57 billion at September 30, 2009 from $8.26 billion at September 30, 2008. The increase in deposits was primarily the result of a $410.5 million increase in certificates of deposit combined with a $36.6 million increase in high-yield savings accounts, offset by a $138.6 million decrease in our high-yield checking accounts. Other deposit products saw a net decrease in the current fiscal year.

Borrowed funds decreased $427.9 million, or 86%, to $70.2 million at September 30, 2009 from $498.0 million at September 30, 2008. The decrease was primarily due to the success of our deposit gathering activities and the use of cash flows provided by maturing investments, the sale of loans and other operating activities to reduce borrowed funds.

Stockholders’ equity decreased $97.8 million, to $1.75 billion at September 30, 2009 from $1.84 billion at September 30, 2008. This reflects $14.4 million of net income during the year reduced by $96.5 million of repurchases of outstanding common stock and $19.7 million in dividends paid on our shares of common stock (other than the shares held by Third Federal Savings, MHC and unallocated ESOP shares) in the current fiscal year. The remainder reflects adjustments related to the allocation of shares of our common stock related to the ESOP, stock compensation plans and adjustments to our accumulated other comprehensive loss attributable primarily to the change in our pension obligation. We repurchased approximately 7.9 million shares of common stock during the year ended September 30, 2009.

Forward Looking Statements

This press release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession;

•	adverse changes and volatility in the securities markets;

•	adverse changes and volatility in credit markets;

•	legislative or regulatory changes that adversely affect our business;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board and the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•	inability of third-party providers to perform their obligations to us;

•	changes in our organization, compensation and benefit plans; and

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION (unaudited)

(In thousands, except share data)

	September 30, 2009	September 30, 2008
ASSETS
Cash and due from banks	$20,823	$57,888
Other interest-bearing cash equivalents	286,223	74,491

Cash and Cash equivalents	307,046	132,379

Investment securities
Available for sale (amortized cost $23,065 and $30,861, respectively)	23,434	31,102
Held to maturity (fair value $587,440 and $820,047, respectively)	578,331	817,750

Investment securities	601,765	848,852

Mortgage loans held for sale (includes $40,436 measured at fair value for the period ended September 30, 2009)	61,170	200,670
Loans held for investment, net:
Mortgage loans	9,318,189	9,259,529
Other loans	7,107	7,599
Deferred loan fees, net	(10,463)	(14,596)
Allowance for loan losses	(95,248)	(43,796)

Loans, net	9,219,585	9,208,736

Mortgage loan servicing assets, net	41,375	41,526
Federal Home Loan Bank stock, at cost	35,620	35,620
Real estate owned	17,733	14,108
Premises, equipment, and software, net	65,134	68,112
Accrued interest receivable	38,365	46,371
Bank owned life insurance contracts	157,864	151,294
Other assets	53,183	38,783

TOTAL ASSETS	$10,598,840	$10,786,451

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,570,506	$8,261,101
Borrowed funds	70,158	498,028
Borrowers’ advances for insurance and taxes	48,192	48,439
Principal, interest, and related escrow owed on loans serviced	105,719	80,675
Accrued expenses and other liabilities	58,400	54,556

Total liabilities	8,852,975	8,942,799

Commitments and contingent liabilities

Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 308,476,400 and 316,233,550 outstanding at September 30, 2009 and September 30, 2008, respectively	3,323	3,323
Paid-in capital	1,679,000	1,672,953
Treasury stock, at cost; 23,842,350 & 16,085,200 shares at September 30, 2009 & September 30, 2008, respectively	(287,514)	(192,662)
Unallocated ESOP shares	(87,896)	(93,545)
Retained earnings—substantially restricted	456,875	462,190
Accumulated other comprehensive loss	(17,923)	(8,607)

Total shareholders’ equity	1,745,865	1,843,652

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,598,840	$10,786,451

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (unaudited)

(In thousands except share and per share data)

	For the Three Months Ended September 30,		For the Fiscal Year Ended September 30,
	2009	2008	2009	2008

INTEREST AND DIVIDEND INCOME:
Loans, including fees	$107,978	$123,227	$455,933	$486,940
Investment securities available for sale	146	273	790	1,721
Investment securities held to maturity	5,345	9,811	28,601	43,247
Federal funds sold	—	5	1	14,485
Other interest and dividend earning assets	585	743	1,897	3,790

Total interest and dividend income	114,054	134,059	487,222	550,183

INTEREST EXPENSE:
Deposits	57,326	75,027	254,491	328,799
Borrowed funds	554	1,503	2,656	1,522

Total interest expense	57,880	76,530	257,147	330,321

NET INTEREST INCOME	56,174	57,529	230,075	219,862
PROVISION FOR LOAN LOSSES	57,000	9,000	115,000	34,500

NET INTEREST INCOME(LOSS) AFTER PROVISION FOR LOAN LOSSES	(826)	48,529	115,075	185,362

NON-INTEREST INCOME:
Fees and service charges, net of amortization	6,342	6,542	21,591	25,445
Net gain on the sale of loans	6,583	614	32,850	3,896
Increase in and death benefits from bank owned life insurance contracts	1,674	3,376	6,591	8,297
Income (loss) on private equity investments	207	317	(821)	3,490
Other	1,997	1,232	7,173	6,652

Total non-interest income	16,803	12,081	67,384	47,780

NON-INTEREST EXPENSE
Salaries and employee benefits	18,945	21,497	78,050	75,919
Marketing services	(837)	3,569	7,116	14,147
Office property, equipment, and software	5,367	5,406	21,902	19,297
Federal insurance premium	3,390	2,119	18,918	5,377
State franchise tax	1,049	1,384	5,037	5,411
Real estate owned expense, net	2,131	1,472	7,918	6,287
Other operating expenses	5,557	6,550	23,447	25,009

Total non-interest expense	35,602	41,997	162,388	151,447

INCOME (LOSS) BEFORE INCOME TAXES	(19,625)	18,613	20,071	81,695
INCOME TAX EXPENSE (BENEFIT)	(6,735)	4,552	5,676	27,205

NET INCOME (LOSS)	(12,890)	14,061	14,395	54,490

Earnings (loss) per share - basic and fully diluted	$(0.04)	$0.04	$0.05	$0.17
Weighted average shares outstanding
Basic	299,703,812	312,213,480	301,227,599	319,386,915
Fully diluted	300,061,486	312,674,195	301,588,632	319,502,094

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS (unaudited)

	Year Ended September 30, 2009			Year Ended September 30, 2008
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)

Interest-earning assets:
Federal funds sold	$350	$1	0.29%	$386,892	$14,485	3.74%
Other interest-bearing cash equivalents	96,026	213	0.22%	51,606	1,797	3.48%
Investment securities	17,910	465	2.60%	37,925	1,333	3.51%
Mortgage-backed securities	711,756	28,926	4.06%	883,795	43,635	4.94%
Loans	9,600,665	455,933	4.75%	8,706,421	486,940	5.59%
Federal Home Loan Bank stock	35,620	1,684	4.73%	34,575	1,993	5.76%

Total interest-earning assets	10,462,327	487,222	4.66%	10,101,214	550,183	5.45%

Non-interest-earning assets	320,039			344,725

Total assets	$10,782,366			$10,445,939

Interest-bearing liabilities:
NOW accounts	$1,046,640	9,145	0.87%	$1,283,387	31,231	2.43%
Passbook savings	1,139,916	16,135	1.42%	1,261,396	37,571	2.98%
Certificates of deposit	6,200,984	229,211	3.70%	5,638,716	259,997	4.61%
Borrowed funds	289,911	2,656	0.92%	70,218	1,522	2.17%

Total interest-bearing liabilities	8,677,451	257,147	2.96%	8,253,717	330,321	4.00%

Non-interest-bearing liabilities	305,878			201,287

Total liabilities	8,983,329			8,455,004
Shareholders’ equity	1,799,037			1,990,935

Total liabilities and shareholders’ equity	$10,782,366			$10,445,939

Net interest income		$230,075			$219,862

Interest rate spread (a)			1.70%			1.45%

Net interest-earning assets (b)	$1,784,876			$1,847,497

Net interest margin (c)		2.20%			2.18%

Average interest-earning assets to average interest-bearing liabilities	120.57%			122.38%

(a)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(b)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(c)	Net interest margin represents net interest income divided by total interest-earning assets.